EXHIBIT 10.57
April 1, 2005
Mr. Kevin E. Sheehan
c/o CID Equity Partners
One American Square, Suite 2850
Indianapolis, IN 46282
Dear Kevin:
This will confirm the compensation arrangement between you and Flowserve Corporation for the period during which you will serve as Interim Chairman, President, and Chief Executive Officer of the Company.
As you know, the Board of Directors has elected you to serve as Interim Chairman, President, and Chief Executive effective as of the close of business on April 4, 2005. The Board expects that you will perform all the duties of those offices until such time as a successor Chief Executive Officer is elected by the Board and takes office. In particular, the Board has established, after consultation with you, certain objectives provided to you in a separate document, as priorities on which it expects you to focus during this period.
During the period of your service, you will be compensated with a salary set at a rate equal to the sum of the current Chief Executive Officer’s annual Base Salary ($810,000) and Annual Incentive Compensation Target ($700,000), adjusted pro-rata for the number of workdays you actually serve. To illustrate, if you begin your active service on April 5, 2005, and serve through August 31, 2005, and do not take vacation time off, that would be a total of 107 workdays of service. Each day of service would be compensated at $6,292 ($1,510,000 divided by 240), so that your compensation for this period of service would be a total of $673,244. You will be paid at the normal interval for officers of the company.
Because this is an interim position, you will not be awarded Long Term Incentive opportunities, but you will receive an award of options or restricted stock equivalent to that which you would have received as a independent Director on the same day that the independent directors awards are made. Additionally, in this interim position, you will not participate in the Company’s qualified pension plan, non qualified executive supplemental pension plans nor its Section 401(k) plan.
I understand that you prefer to remain with your current health and disability insurance provides during the term of your service, and you will be reimbursed for your expenses for that coverage. You will participate in the Company’s employee group life insurance program during the term of service.

You will also be reimbursed for appropriate living and travel expenses to and from your home for this interim period. You may either elect to accept the existing CEO monthly automobile allowance or to be directly reimbursed for your car rental expenses, at your option. You will also be eligible to participate in the existing tax and estate planning allowance program for Company officers, plus the existing Company-paid annual physical examination program for officers.
Please acknowledge your acceptance of this arrangement by signing a copy of this letter and returning it to me.
Very truly yours,

/s/ George T. Haymaker Jr.	/s/ Kevin E. Sheehan
George T. Haymaker Jr.	Kevin E. Sheehan
Chairman, Compensation Committee of the Board of Directors
Flowserve Corporation

INTERIM CEO OBJECTIVES FOR KEVIN SHEEHAN
■	Provide a strong leadership focus to the executive team and retain the team during the transition period

■	Meet company 2005 budget objectives for sales, bookings, operating profit and cash flow

■	Complete financial restatements, SOX 404 assertions/field work, and 2004 10K by end of 3Q2005

■	Resolve 1999-2001 IRS Tax Audit issues by year-end 2005.

■	Resolve leadership issues in the HR Function

■	Establish a different “Tone at the Top” during transition period

■	Maintain good communications and relationships with key shareholders and analysts

■	Build relationships with key customers as necessary

■	Using the strategic work presented by John Jacko, develop a shared vision within the executive leadership team on the strategic direction of the company

■	Keep the Board properly informed about important issues relating to the company, its performance and its personnel

■	Actively participate in the CEO selection process